Exhibit  4.1  (b)

                              CONSULTING AGREEMENT

This Consulting Agreement (the "Consulting Agreement" or "Agreement") is made as of this April 16th, 2002 by and between Mark L. Baum (hereinafter referred to as "Consultant"), an individual, having his principle address at 3202 Fondren Road, Houston, Texas 77063 and iBIZ Technology Corporation (hereinafter referred to as the "Company") with offices at 2238 West Lone Cactus Drive, Phoenix, Arizona 85021.

                                   WITNESSETH

WHEREAS, the Company desires to retain the services of Consultant relating specifically to strategic planning and business development, management and operational efficiency and other advisement related to merger and acquisition advisement, legal matters advisement and other and investment banking services, all in connection with the going forward operation of its business; and

WHEREAS, Consultant is qualified and willing to provide the Company with the aforementioned services; and

WHEREAS, the Company wishes to induce Consultant to provide these consulting services to the Company; and

NOW, THEREFORE, in consideration of the mutual covenants hereinafter stated, it is agreed as follows:

     1.     APPOINTMENT.
            -----------

     The Company hereby engages Consultant and Consultant agrees to render services to the Company as a consultant upon the terms and conditions hereinafter set forth.

     2.     TERM.
            ----

     The term of this Consulting Agreement began as of the date of this Agreement, and shall terminate 180 days hence, unless terminated or extended in accordance with a valid provision contained herein, or unless extended by a subsequent agreement between the parties.

     3.     SERVICES.
            --------

          a. The Company is desirous of the Consultant to specifically engage in advisement with respect to the identification, evaluation, structuring, negotiating and closing of mergers and acquisitions and advice with regard to the ongoing managing and operating of such acquisitions upon consummation thereof. Although the Consultant has offered to work on such efforts for compensation to be based upon his success with respect to said efforts, the Company believed it was in its best interest to retain the services of the Consultant for a specific term, and to compensate Consultant with stock options.

          b. Additionally, during the term of this Agreement, Consultant shall provide advice to undertake for and consult with the Company concerning management of sales and marketing resources, consulting, strategic planning, corporate organization and structure, financial matters in connection with the operation of the businesses of the Company, expansion of services, mergers and acquisitions and other business opportunities. Consultant agrees to provide, on a timely basis, as agreed with the Company, the following enumerated services plus any additional services contemplated thereby:

               (i) The implementation of short-range and long-term strategic planning to fully develop and enhance the Company's assets, resources, products and services;

               (ii) The implementation of a marketing program to enable the Company to broaden the markets for its services and promote the image of the Company and its products and services;

               (iii) The identification, evaluation, structuring, negotiating and closing of joint ventures, and strategic alliances and advice with regard to the ongoing management of such efforts; and

               (iv) Advice and recommendations regarding existing corporate financing including the structure, terms and content of existing bank loans, institutional loans, private debt funding, mezzanine financing, blind pool financing and other preferred and common stock equity private or public financing.
                          DUTIES  OF  THE  COMPANY.
                          ------------------------

     The Company shall provide Consultant, on a regular and timely basis, with all approved data and information about it, its subsidiaries, its management, its products and services and its operations as shall be reasonably requested by Consultant, and shall advise Consultant of any facts which would affect the accuracy of any data and information previously supplied pursuant to this paragraph. The Company shall promptly supply Consultant with full and complete copies of all financial reports, all filings with all federal and state securities agencies; with all data and information supplied by any financial analyst, and with all brochures or other sales materials relating to its products or services.

     5.     COMPENSATION.
            ------------

     Upon the execution of this Agreement, Company agrees to pay Consultant the following as consideration for the services rendered under this Agreement:

        a.     Option Shares.  For no less than 15  business day  subsequent  to
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each  respective  date  below (Options 1-2), Consultant shall have the option to purchase up to 30,000,000 shares of iBIZ Technology Corporation (IBIZ) common shares at the average of the three lowest inter-day trading prices for the twelve (12) trading days prior to the exercise date discounted by fifty percent (50%). Consultant's rights regarding these shares, and all of them, shall vest immediately and shall be exercised as set forth below:

               (i)     15,000,000 common shares on April  18, 2002  (Option  1);
               (ii)    15,000,000 common shares on  April 25, 2002  (Option  2).

          b. The Compensation outlined in Section 5(a) above shall be conveyed through an effective S-8 registration of common shares to be filed or made effective within 5 days of the execution of this Agreement. Company agrees to exercise it's Best Efforts to provide Consultant, it's agent or any other party charged to file the subject S-8 Registration Statement with any and all information, documentation and related assistance required to make the S-8 Registration Statement effective.

          c.     At  the  option  of  Consultant,  the  Compensation outlined in
Section 5(a)-(c) above may be exercised in whole or in part. Should Consultant exercise "in-part", Company shall deliver said "part" of Compensation to Consultant in a timeframe consistent with the manner in which this Agreement calls for the "whole" of the Compensation to be delivered.

5.5     COSTS  AND  EXPENSES
        --------------------

          a.     Miscellaneous  Costs.
                 --------------------

     Subject to the prior approval of the Company, Consultant in providing the foregoing services, shall not be responsible for any out-of-pocket costs, including, without limitation, travel, lodging, telephone, postage and Federal Express charges. Consultant shall provide the Company with a detailed accounting of monthly expenses related to the Agreement. Payment for these expenses shall be made to Consultant within 15 days after submission to the Company.

     6.     REPRESENTATION  AND  INDEMNIFICATION.
            ------------------------------------

          (a)     Company. Company agrees to indemnify, defend,  and  shall hold
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harmless  Consultant  and/or  his  agents,  and  shall defend any action brought against said parties with respect to any claim, demand cause of action, debt or liability, including reasonable attorneys' fees to the extent that such action is based upon a claim that: (i) is in connection with efforts made by Consultant on behalf of the Company that relate to this Agreement, (ii) would constitute a breach of any of Company representation, warranty, or agreement hereunder, or
(iii)  arises  out  of  the  negligence  or  willful  misconduct  of  Company.

          (b)     Consultant. Consultant agrees to indemnify, defend, and shall
                  ----------
hold harmless Company,its directors, employees and agents, and defend any action brought against same with respect to any claim, demand, cause of action, or liability, including reasonable attorneys' fees, to the extent that such an action arises out of the gross negligence or willful misconduct of Consultant.

          (c)     Notice. In claiming indemnification hereunder, the indemnified
                 ------
party shall promptly provide the indemnifying party with written notice of any claim, which the indemnified party believes falls within the scope of the foregoing paragraphs. The indemnified party may, at its expense, assist in the defense if it so chooses, provided that the indemnifying party shall control such defense, and all negotiations relative to the settlement of any such claim. Any settlement intended to bind the indemnified party shall not be final without the indemnified party's written consent, which shall not be unreasonably withheld.

     6.5     COMPLIANCE  WITH  SECURITIES  LAWS.
             ----------------------------------

     The Company understands that any and all compensation outlined in Section 5 shall be paid solely and exclusively as consideration for the aforementioned consulting efforts made by Consultant on behalf of the Company as an independent contractor. Any monies transferred to Company by Consultant to exercise a stock option is not made with the intent to assist in raising capital or to provide the Company with capital. Consultant has been engaged to provide the Company with traditional business, management and financial consulting, and related business and legal services. Consultant's engagement does not involve the promotion or marketing of the Company's securities, nor does it involve raising "new" money for the Company.

     7.     MISCELLANEOUS.
            -------------

           a.     Termination: This  Agreement may be terminated by either Party
                  -----------
upon written notice to the other Party for any reason and shall be effective five (5) business days from the date of such notice. Termination of this Agreement shall cause Consultant to cease providing services under this Agreement; however, termination for any reason whatever, shall not, unless a Unilateral termination occurs (see above), decrease or eliminate the compensatory obligations of the Company as outlined in Section 5 of this Agreement.

          b.     Modification:  This Consulting Agreement sets forth the  entire
                 ------------
understanding of the Parties with respect to the subject matter hereof. This Consulting Agreement may be amended only in writing signed by both Parties.

          c.     Notices: Any notice required or permitted to be given hereunder
                 -------
shall be in writing and shall be mailed or otherwise delivered in person or by facsimile transmission at the address of such Party set forth above or to such other address or facsimile telephone number as the Party shall have furnished in writing to the other Party.

          d.     Waiver: Any waiver by either Party of a breach of any provision
                 ------
of this Consulting Agreement shall not operate as or be construed to be a waiver of any other breach of that provision or of any breach of any other provision of this Consulting Agreement. The failure of a Party to insist upon strict adherence to any term of this Consulting Agreement on one or more occasions will not be considered a waiver or deprive that Party of the right thereafter to insist upon adherence to that term of any other term of this Consulting Agreement.

          e.     Assignment:  The Options under this Agreement are assignable at
                 ----------
the discretion  of  the  Consultant.

          f.     Severability:  If any provision of this Consulting Agreement is
                 ------------
invalid, illegal, or unenforceable, the balance of this Consulting Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

          g.     Counterparts;  Facsimile Signatures.  This Agreement may be
                 -----------------------------------
executed in any number of counterparts, each of which may be executed by less than all of the parties to this Agreement, each of which shall enforceable against the parties actually executing such counterparts, and all of which together shall constitute one and the same agreement. The parties shall be entitled to rely upon and enforce a facsimile of any authorized signature as if it were the original.

          h.    Disagreements: Any dispute or other disagreement arising from or
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out  of  this  Consulting  Agreement shall be submitted to arbitration under the rules of the American Arbitration Association and the decision of the arbiter(s) shall be enforceable in any court having jurisdiction thereof. Arbitration shall occur only in San Diego, CA. The interpretation and the enforcement of this Agreement shall be governed by California Law as applied to residents of the State of California relating to contracts executed in and to be performed solely within the State of California. In the event any dispute is arbitrated, the prevailing Party (as determined by the arbiter(s)) shall be entitled to recover that Party's reasonable attorney's fees incurred (as determined by the arbiter(s)).

          i.     Execution  of  Agreement.  Company  has the requisite corporate
                 ------------------------
power and authority to enter into and carry out the terms and conditions of this Agreement, as well as all transactions contemplated hereunder. All corporate proceedings have been taken and all corporate authorizations and approvals have been secured which are necessary to authorize the execution, delivery and performance by Company of this Agreement. This Agreement has been duly and validly executed and delivered by Company and constitutes the valid and binding obligations of Company, enforceable in accordance with the respective terms.

          j.     Effect  of  Agreement.  The  consummation  by  Company  of  the
                 ---------------------
transactions herein contemplated, including the execution, delivery and consummation of this Agreement, will comply with all applicable law and will not conflict with or result in a breach of any of the unwaived terms of any agreement or instrument to which Company is bound, or constitute a default thereunder.

          k.     Consummation.  Upon  the  execution  and  delivery  of  this
                 ------------
Agreement, Company will have all requisite power to enter into this Agreement and to consummate the transactions contemplated hereunder. Thereafter, this Agreement, and the other agreements referred to herein, will constitute the valid and binding obligations of Company, and will be enforceable in accordance with their respective terms.




SIGNATURE  PAGE


     IN WITNESS WHEREOF, this Consulting Agreement has been executed by the Parties as of the date first above written.

iBIZ  Technology  Corporation     CONSULTANT


/s/  Kenneth  Shilling                         /s/  Mark  L.  Baum
----------------------                         -------------------
Kenneth  W.  Shilling                         Mark  L.  Baum
President